Exhibit 99.01
Mr. Peter Hanelt
Chairman of the Board of Directors, Silicon Image, Inc.
Mr. Steve Tirado
Chief Executive Officer, Silicon Image, Inc.
September 19, 2005
Dear Steve and Peter:
Effective immediately I am resigning as Chief Financial Officer of Silicon Image, Inc. to pursue other interests. Effective immediately I am also resigning as a member of the Board of Directors of Silicon Image, Inc. and as a member of the Board of Directors of HDMI Licensing, LLC.
/s/ Darrel Slack
Darrel Slack